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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-30985 and No. 333-89975 of Coinstar, Inc. on Form S-8 and Registration Statement No. 333-90959 on Form S3 of our report dated February 5, 1999, (May 15, 1999, as to Notes 4, 12 and 15), (which report expresses an unqualified opinion and includes an explanatory paragraph for a change in accounting for loss per share), incorporated by reference in Item 5 included in this Quarterly Report on Form 10-Q/A of Coinstar, Inc. for the quarter ended September 30, 1999.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Seattle, Washington
December 2, 1999